Exhibit 99.1

US $

Resolute Reports Preliminary First Quarter 2019 Results

•	Q1 GAAP net income of $42 million / $0.45 per share
•	Adjusted EBITDA of $104 million in the quarter
•	Repurchased $225 million of senior notes
•	Liquidity strong at $595 million
•	Net debt to adjusted EBITDA at 0.6x

MONTRÉAL, CANADA, April 30, 2019 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended March 31, 2019, of $42 million, or $0.45 per diluted share, compared to $10 million, or $0.11 per diluted share, in the same period in 2018. Sales were $795 million in the quarter, a decrease of $79 million from the year-ago period. The first quarter of 2018 included sales from the Catawba (South Carolina) and Fairmont (West Virginia) facilities, sold in the fourth quarter of 2018. Excluding special items, the company reported net income of $30 million, or $0.32 per diluted share, compared to $17 million, or $0.18 per diluted share, in the first quarter of 2018.

“Our diversified asset base continued to produce strong EBITDA in the quarter despite building market pressure in some of our businesses,” said Yves Laflamme, president and chief executive officer. “Our quarterly results benefitted from improved productivity, which allowed us to absorb the significant rise in wood fiber costs and offset the reduction in EBITDA associated with the divestiture of the Catawba mill. Accordingly, we continued to generate consistent value from our paper portfolio, and the results of our wood products business improved as prices rebounded modestly from multi-year lows. We’re also pleased with the recent ratification of a four-year collective agreement covering our nearly 800 unionized employees at three of our U.S. pulp, paper and tissue mills.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company reported operating income of $64 million in the quarter, compared to $75 million in the fourth quarter of 2018. The operating results reflect higher average transaction prices for wood products, lower depreciation expense, the favorable effect of the weaker Canadian dollar and fewer production outages. These elements were partly offset by lower volumes, mainly attributable to the Catawba mill divestiture at the end of the fourth quarter and softening newsprint market conditions, as well as an increase in wood fiber costs and seasonally higher energy expenses. The operating results in the fourth quarter of 2018 included a $141 million gain on disposition of assets and a non-cash impairment charge of $120 million. Adjusted EBITDA in the quarter was $104 million, essentially unchanged from $105 million reported in the fourth quarter, which included $15 million from the Catawba facility.

Market Pulp

Operating income in the market pulp segment was $42 million, relatively unchanged compared to the previous quarter. The average transaction price remained at $808 per metric ton, while shipments declined by 56,000 metric tons due to a reduction in pulp capacity following the divestiture of the Catawba and Fairmont facilities. On a pro forma basis, sales volume rose by 26,000 metric tons because of less scheduled downtime and production disruptions this quarter. The operating cost per unit (the “delivered cost”) decreased by $24 to $664 per metric ton as higher fiber costs were more than offset by improved productivity, increasing EBITDA per metric ton to $162. Accordingly, despite the sale of the Catawba mill, EBITDA was relatively unchanged at $47 million.

Tissue

The tissue segment incurred an operating loss of $8 million in the quarter, an improvement of $1 million compared to the fourth quarter of 2018. Overall sales increased by 11%, reflecting improved product mix, price increases for away-from-home products, and higher shipments. Delivered cost remained unchanged, as lower freight expenses associated with our new distribution center were offset by higher pulp costs following the divestiture of the Fairmont mill. EBITDA improved to negative $3 million, from negative $5 million in the first quarter.

Wood Products

The wood products segment reported an operating income of $6 million in the quarter, compared to an operating loss of $8 million in the fourth quarter. The improvement reflects an increase in average transaction price, up $27 per thousand board feet, to $374. Lower market-based stumpage fees and maintenance costs more than offset seasonally higher fiber usage and freight costs, leading to a $6 per thousand board feet decrease in delivered cost. Pricing gains and lower costs largely outweighed the 24 million board feet decrease in shipments. Volumes this quarter were unfavorably impacted by adverse weather conditions, which affected rail car availability, log supply and U.S. consumption. EBITDA for the segment increased to $14 million, compared to $1 million in the prior quarter. Finished goods inventory remained elevated at 159 million board feet.

Newsprint

At $28 million in the first quarter, newsprint’s operating income was unchanged compared to the previous quarter. Sales declined by 14%, driven by a 53,000 metric ton decrease in shipments, while the average transaction price remained at $634 per metric ton. The reduction in sales volume reflects seasonality, the timing of export sales and softening market conditions. As a result, finished goods inventory rose to 135,000 metric tons at quarter-end. The delivered cost decreased by $12 per metric ton, largely attributable to lower depreciation expense, as certain assets are fully amortized. Higher contribution from the Thunder Bay (Ontario) cogeneration assets, following a turbine failure in the previous quarter, and overall lower maintenance costs were largely offset by higher fiber and energy costs. Consequently, EBITDA decreased by $10 million to $35 million for the quarter, equivalent to $106 per metric ton, or 17% EBITDA margin.

Specialty Papers

The specialty papers segment generated operating income of $15 million in the quarter, compared to $17 million in the previous quarter. Pricing rose by $12 per short ton to $768, while shipments fell by 88,000 short tons with the sale of the Catawba mill at the end of 2018. Despite the exit from higher-cost coated mechanical grades, delivered cost remained unchanged at $695 per short ton, reflecting continued higher wood costs in the U.S. Southeast due to abnormally wet weather, unfavorable energy expenses and scheduled maintenance costs. While segment EBITDA decreased by $3 million to $25 million this quarter, EBITDA per short ton rose by $30 to $125, due to the sale of the Catawba mill, equivalent to a 16% margin.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company’s operating income was $16 million higher than the first quarter of 2018. Overall pricing added $37 million to the results, as the average transaction price increased by 14% for each of market pulp, newsprint and specialty papers, offsetting the 19% drop in lumber prices. The improvement in operating income also reflects the $20 million favorable impact of the weaker Canadian dollar and lower depreciation expense of $13 million due to divestitures and the full amortization of certain assets.

These favorable items were largely offset by an increase in manufacturing costs of $51 million, mainly resulting from higher fiber costs and additional maintenance, mostly planned. Results were also impacted by lower sales volume of $8 million, reflecting weaker lumber and newsprint market conditions.

Corporate and Finance

During the quarter, the company generated $23 million of cash from operations, despite the seasonal build-up in log inventory and the increase in newsprint finished goods inventory. Cash decreased to $69 million, reflecting $26 million in capital expenditures and the repurchase of $225 million of the senior notes due 2023. Net debt to trailing 12 month adjusted EBITDA remained low, at 0.6x, and liquidity at quarter-end stood at $595 million.

By quarter-end, the company had recorded cumulative softwood lumber duty deposits of $117 million on the balance sheet, including $14 million paid in the quarter. Uncoated groundwood papers duty deposits of $6 million were fully refunded during the quarter.

Following the adoption of new lease accounting standards, the company recognized total liabilities of $66 million associated with operating leases, and corresponding assets on the balance sheet as of March 31, 2019.

Outlook

“We maintain our view on market pulp fundamentals even as prices have recently started to trend down. While we expect lower price realizations in the second quarter, limited capacity additions and growing demand will continue to support favorable market dynamics over the medium term. Our tissue segment remains a key focus as we continue to build on the late-year progress in terms of productivity and quality. We expect our wood products cost performance to improve for the balance of the year. But we’re more conservative with our expectations around lumber markets even as some market participants are more enthusiastic following abnormally wet and wintry conditions and in light of production curtailments among Canadian producers, including downtime of our own. While our near-term outlook is more uncertain, our medium to long-term outlook remains positive. With ongoing global demand declines and currently low operating rates, we expect lower pricing for our paper grades in the second quarter. But despite the softening market conditions, our paper business generated strong first quarter EBITDA margins, and we are confident we can continue to produce attractive cash flows as we take steps to reduce inventory and maintain our competitive cost position,” added Mr. Laflamme.

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until May 14, 2019, by dialing (800) 585-8367, conference number 4294727.

Description of Special Items

Special items	First quarter
(in millions)	2019	2018
Foreign currency translation loss	$4	$1
Reversal of inventory write-downs related to closures	—	(1)
Start-up costs	—	8
Non-operating pension and other postretirement benefit credits	(12)	(13)
Other expense, net	—	6
Income tax effect of special items	(4)	6

Total	$(12)	$7

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; future pension obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project,” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations, and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: developments in non-print media, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as our entry into tissue production and sales, or divestitures or other strategic transactions or projects; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we sell our products; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional, and local weather conditions, and climate change; any disruption in operations or increased labor costs due to labor disputes; difficulties in our employee relations or retention; disruptions to our supply chain, operations, or the delivery of our products; disruptions to our information technology systems including cybersecurity incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; losses that are not covered by insurance; any additional closure costs and long-lived asset impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of substantially all of our softwood lumber products produced at our Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to our international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2018.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in close to 70 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Silvana Travaglini Treasurer and Vice President, Investor Relations 514 394-2217 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three months ended March 31,
	2019	2018
Sales	$795	$874
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	554	614
Depreciation and amortization	40	53
Distribution costs	100	116
Selling, general and administrative expenses	37	43

Operating income	64	48
Interest expense	(9)	(13)
Non-operating pension and other postretirement benefit credits	12	13
Other expense, net	(4)	(7)

Income before income taxes	63	41
Income tax provision	(21)	(31)

Net income including noncontrolling interests	42	10
Net income attributable to noncontrolling interests	—	—

Net income attributable to Resolute Forest Products Inc.	$42	$10

Net income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$0.45	$0.11
Diluted	0.45	0.11

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	92.4	91.2
Diluted	93.9	93.0

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions of U.S. dollars)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$69	$304
Accounts receivable, net:
Trade	353	347
Other	82	102
Inventories, net	556	508
Other current assets	58	43

Total current assets	1,118	1,304

Fixed assets, net	1,492	1,515
Amortizable intangible assets, net	51	50
Deferred income tax assets	872	876
Operating lease right-of-use assets (1)	63	—
Other assets	206	190

Total assets	$3,802	$3,935

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$433	$427
Current portion of long-term debt (2)	1	223
Current portion of operating lease liabilities (1)	7	—

Total current liabilities	441	650

Long-term debt, net of current portion	422	422
Pension and other postretirement benefit obligations	1,247	1,257
Operating lease liabilities, net of current portion (1)	59	—
Other liabilities	53	71

Total liabilities	2,222	2,400

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,802	3,802
Deficit	(1,156)	(1,198)
Accumulated other comprehensive loss	(947)	(950)
Treasury stock at cost	(120)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,579	1,534

Noncontrolling interests	1	1

Total equity	1,580	1,535

Total liabilities and equity	$3,802	$3,935

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions of U.S. dollars)

	Three months
	ended March 31,
	2019	2018
Cash flows from operating activities:
Net income including noncontrolling interests	$42	$10
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	2	3
Depreciation and amortization	40	53
Reversal of inventory write-downs related to closures	—	(1)
Deferred income taxes	21	30
Net pension contributions and other postretirement benefit payments	(26)	(35)
(Gain) loss on translation of foreign currency denominated deferred income taxes	(19)	27
Loss (gain) on translation of foreign currency denominated pension and other postretirement benefit obligations	20	(22)
Net planned major maintenance (payments) amortization	(2)	6
Changes in working capital:
Accounts receivable	6	19
Inventories	(47)	(50)
Other current assets	(7)	(5)
Accounts payable and accrued liabilities	(6)	28
Other, net	(1)	(1)

Net cash provided by operating activities	23	62

Cash flows from investing activities:
Cash invested in fixed assets	(26)	(25)
Decrease (increase) in countervailing duty cash deposits on supercalendered paper	1	(5)
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(14)	(14)
Decrease (increase) in countervailing duty cash deposits on uncoated groundwood paper	6	(2)

Net cash used in investing activities	(33)	(46)

Cash flows from financing activities:
Net repayments under revolving credit facilities	—	(9)
Payments of debt (2)	(225)	—
Payments of financing and credit facility fees	—	(1)

Cash used in financing activities	(225)	(10)

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	1	(1)

Net (decrease) increase in cash and cash equivalents, and restricted cash	(234)	5
Cash and cash equivalents, and restricted cash:
Beginning of period	345	49

End of period	$111	$54

Cash and cash equivalents, and restricted cash at period end:
Cash and cash equivalents	$69	$13
Restricted cash (included in “Other current assets” and “Other assets”)	42	41

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended March 31, 2019 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$64	$42	$0.45

Adjustments for special items:
Foreign exchange loss	—	4	0.04
Non-operating pension and other postretirement benefit credits	—	(12)	(0.13)
Income tax effect of special items	—	(4)	(0.04)

Adjusted for special items	$64	$30	$0.32

Three months ended March 31, 2018 (Unaudited, in millions of U.S. dollars, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$48	$10	$0.11

Adjustments for special items:
Foreign exchange loss	—	1	0.01
Reversal of inventory write-downs related to closures	(1)	(1)	(0.01)
Start-up costs	8	8	0.09
Non-operating pension and other postretirement benefit credits	—	(13)	(0.14)
Other expense, net	—	6	0.06
Income tax effect of special items	—	6	0.06

Adjusted for special items	$55	$17	$0.18

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended March 31, 2019 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$42	$(8)	$6	$28	$15	$(41)	$42
Interest expense						9	9
Income tax provision						21	21
Depreciation and amortization	5	5	8	7	10	5	40

EBITDA	$47	$(3)	$14	$35	$25	$(6)	$112
Foreign exchange loss						4	4
Non-operating pension and other postretirement benefit credits						(12)	(12)

Adjusted EBITDA	$47	$(3)	$14	$35	$25	$(14)	$104

Three months ended March 31, 2018 (Unaudited, in millions of U.S. dollars)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$33	$(1)	$53	$(4)	$(7)	$(64)	$10
Interest expense						13	13
Income tax provision						31	31
Depreciation and amortization	7	1	8	16	12	9	53

EBITDA	$40	$—	$61	$12	$5	$(11)	$107
Foreign exchange loss						1	1
Reversal of inventory write-downs related to closures						(1)	(1)
Start-up costs						8	8
Non-operating pension and other postretirement benefit credits						(13)	(13)
Other expense, net						6	6

Adjusted EBITDA	$40	$—	$61	$12	$5	$(10)	$108

See Notes to the Reconciliations of Non-GAAP Measures

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.

Effective January 1, 2019, we adopted Accounting Standards Update (or “ASU”) 2016-02, “Leases,” issued by the Financial Accounting Standards Board (or the “FASB”), and the series of related accounting standard updates that followed through a cumulative-effect adjustment as of that date.

The effect of this ASU on our Consolidated Balance Sheet as of January 1, 2019, was as follows:

(Unaudited, in millions)	Before ASU	Effect of change	As adjusted
Amortizable intangible assets, net	$50	$1	$51
Operating lease right-of-use assets	—	65	65
Current portion of operating lease liabilities	—	7	7
Operating lease liabilities, net of current portion	—	60	60
Other liabilities	71	(1)	70

We determine if a contract contains a lease at inception. Leases are classified as either operating leases or finance leases. Operating leases are included in “Operating lease right-of-use assets,” “Current portion of operating lease liabilities,” and “Operating lease liabilities, net of current portion,” whereas finance leases are included in “Fixed assets, net,” “Current portion of long-term debt,” and “Long-term debt, net of current portion” in our Consolidated Balance Sheets. Leases with a term of less than 12 months are not recorded in our Consolidated Balance Sheets, and are expensed over the term of the lease in our Consolidated Statements of Operations.

2.

On January 3, 2019 (the “closing date”), we repurchased $225 million in aggregate principal amount of 5.875% senior unsecured notes due 2023, pursuant to a notes purchase agreement entered into on December 21, 2018, with certain noteholders, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the closing date. As a result of the repurchase, we recorded a net loss on extinguishment of debt of $3 million in “Other expense, net” in our Consolidated Statement of Operations for the three months ended March 31, 2019.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Reconciliations of Non-GAAP Measures

1.

Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with FASB Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or “GAAP”).

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our Consolidated Statements of Operations, adjusted for items such as inventory write-downs related to closures, start-up costs, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our Consolidated Statements of Operations, adjusted for the same special items applied to operating income (loss), in addition to foreign exchange gains and losses, non-operating pension and other postretirement benefit costs and credits, other income (expense), net, and the income tax effect of special items.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the Consolidated Statements of Operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the Consolidated Statements of Operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

EBITDA margin is calculated as EBITDA divided by sales.

Net debt is calculated as total debt less cash and cash equivalents.

Liquidity is calculated as cash and cash equivalents from our Consolidated Balance Sheets, and availability under our revolving credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our operations and financial performance from period to period. Operating income (loss), net income (loss), and EPS, in each case as adjusted for special items, as well as EBITDA, adjusted EBITDA, and EBITDA margin are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission.

2.	The operating results of our Calhoun (Tennessee) tissue operations, previously recorded under corporate and other, have been recorded in our tissue segment since April 1, 2018.